Exhibit 10.64

Confidential Separation Agreement and General Release

THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into by and between Howard Thill (“Employee”), Sanchez Oil & Gas Corporation (“Company”) and Sanchez Energy Corporation (“SN”), as of the date of the Employee’s signature to this Agreement (the “Effective Date”).

WHEREAS, the Employee, SN and the Company wish to arrange for the amicable termination of the employment relationship, which shall be treated as a “Qualifying Termination” and without “Cause” for purposes of Company and SN plans and policies and agreements between one or both of them and Employee; and

WHEREAS, Employee, SN, the Company and the other Sanchez Entities (as defined below) desire to settle fully and finally any and all differences between them as of the Effective Date of this Agreement, including, but not limited to, any and all differences arising from or in any way connected with Employee’s employment with SN or the Company or the termination of that employment; and

NOW, THEREFORE, in consideration of the payments, mutual promises and agreements contained herein, and other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties voluntarily agree as follows:

1.

Severance Consideration.  In exchange for the execution of this Agreement, and the mutual covenants and promises contained herein the Company and SN agree to provide the Employee with the following (collectively the “Severance Consideration”):

9.

A lump-sum payment in the amount of $1,000,000.00 less applicable taxes and other withholdings, payable on the date which is twenty (20) days after the receipt by the Company of a fully executed copy of this Agreement;

ii.	Payment of Employee’s monthly COBRA premiums for health, dental, and vision insurance, based on Employee’s current elections, for a period of twelve (12) months; and
iii.

The Company and SN release and forever discharge Employee from any and all claims, complaints, liabilities, or obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, arising in tort or contract, that the Company or SN may have, now has, or has ever had against Employee as of the Effective Date. The Company and SN understand and agree that this waiver and release includes, but is not limited to, waivers of any and all claims, complaints, liabilities, or obligations under applicable federal, state, or local law, including but not limited to breach of express or implied contract, promissory estoppel, defamation, or misrepresentation, but the waiver and release does not include any claims by the Company or SN arising out of any act of fraud, theft, embezzlement, SEC rule or regulation, or other criminal conduct committed on or before the Effective Date. Notwithstanding the foregoing, this waiver and release does not apply to any claims that may arise after the Effective Date; and
iv.

The Company agrees to: (i) assume the defense of any action, suit, claim or proceeding against Employee based upon any alleged action or inaction committed by Employee in the scope of his employment with the Company (each, an “Action”); (ii) indemnify Employee against any and all expenses (including attorneys’ fees, if applicable), witness fees, damages, judgments, fines and amounts paid in settlement, and any other amounts incurred by Employee in connection with any Action.  The Company’s obligations under this paragraph shall not apply in the event that: (i) the Action arises out of Employee’s fraud, theft, embezzlement, SEC rule or regulation, or other criminal conduct; (ii) Employee fails to promptly notify the Company of any claim made or litigation filed against him; or (iii) Employee settles or compromises the claim or litigation against him without the Company’s prior written consent.  Further, should Employee retain separate counsel not suitable to the Company or upon his own initiative without being required to do so by the Company, the Company shall have no obligation to pay Employee attorneys’ fees or further indemnify him.

The accelerated vesting Employee is entitled to pursuant to the terms of his existing award agreements will be provided to Employee regardless of whether Employee executes this Agreement. For the avoidance of doubt the Employee, SN, and the Company agree:

a.

that the unvested awards provided under the Sanchez Energy Corporation Second Amended and Restated 2011 Long Term Incentive Plan Phantom Stock and Restricted Stock Agreements dated March 30, 2017 have been forfeited pursuant to the terms of the agreements;

b.

that the unvested awards provided under the Sanchez Energy Corporation Third Amended and Restated 2011 Long Term Incentive Plan Phantom Stock and Restricted Stock Agreements dated October 11, 2016 have been accelerated, in connection with which Employee will receive 58,334 shares and a cash payment in an amount equal to the Fair Market Value of 58,334 shares on the Effective Date;

c.

that the awards provided under the Sanchez Energy Corporation Third Amended and Restated 2011 Long Term Incentive Plan Performance Share-Settled and Cash-Settled Phantom Stock Agreements dated May 7, 2018 shall vest pursuant to the terms of the agreements on the applicable Measurement Dates; and

d.

that the unvested awards provided under the Sanchez Energy Corporation Third Amended and Restated 2011 Long Term Incentive Plan Phantom Stock and Restricted Stock Agreements dated May 7, 2018 have been accelerated, in connection with which Employee will receive 186,916 shares and a cash payment in an amount equal to the Fair Market Value of 186,916 shares on the Effective Date.

2.	Employee’s Consideration and Covenants. In exchange for the execution of this Agreement, and the mutual covenants and promises contained herein the Employee agrees as follows:
1.

To continue to be bound by all confidentiality obligations owed to SN, the Company and the other Sanchez Entities and continue to hold all confidential information and other non-public information and/or proprietary information of SN, the Company and the other Sanchez Entities in confidence.

b.	To provide all passwords, file information, and other work-related information to SN, the Company or the other appropriate Sanchez Entity as requested.
c.

To release and forever discharge SN, the Company, the other Sanchez Entities, their parents, divisions, subsidiaries, affiliates, companies for which it performs management services and related companies, including the other Sanchez Entities, and their present and former agents, employees, officers, directors, attorneys, stockholders, other security holders, plan fiduciaries, successors and assigns (hereinafter referred to as “Releasees”) from any and all claims, charges, complaints, liabilities, or obligations of any kind whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, arising in tort or contract, that Employee may have, now has, or has ever had as of the Effective Date. Employee understands and agrees that this Release includes, but is not limited to, waivers of any and all claims, charges, complaints, liabilities, or obligations under applicable federal, state, or local law. These claims include, but are not limited to: (a) any and all claims based upon unpaid wages, unpaid severance, unpaid bonuses, or other compensation; (b) any and all claims based on violations of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Equal Pay Act, the Age Discrimination in Employment Act (“ADEA”) or the Older Worker’s Benefit Protection Act, Title 42 U.S.C. § 1981, the Sarbanes-Oxley Act, the Employee Polygraph Protection Act, the Lilly Ledbetter Fair Pay Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Pregnancy Discrimination Act and any other laws that prohibit age, sex, race, national origin, color, disability, religion, veteran, military status, sexual orientation, or any other form of discrimination, harassment, hostile work environment, or retaliation; (c) any and all claims under Texas statutory or common law, including but not limited to claims brought under the Texas Commission on Human Rights Act, the Texas Labor Code, and the Texas Pay Day Law; and (d) any and all claims under state, federal, or common law relating to wrongful discharge, discrimination, harassment, including but not limited to breach of express or implied contract, promissory estoppel, emotional distress, defamation, invasion of privacy rights, fraud, or misrepresentation, and any other contracts or agreements the Employee may have with any of the Releasees.  Employee intends the release set forth above to be as broad and comprehensive as possible so that the Releasees shall never be liable, directly or indirectly, to the Employee for any claims, demands, actions, or causes of action of whatsoever nature or character released herein. Notwithstanding the foregoing, this release does not apply to any claims that may arise after the Effective Date, any right to indemnification under the directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, and Employee is not waiving any rights to any accelerated vesting owed to Employee pursuant to the terms of his existing award agreements.

d.

That the Severance Consideration provide herein is good and valuable consideration for the release and other covenants that the Employee is making in this Agreement and includes additional consideration to that which Employee might be entitled (payable by SN, the Company, any of the other Sanchez Entities, or otherwise).

e.	That the release referenced above is a material inducement for the Company and SN to enter into this Agreement.
f.

That Employee will not file a complaint, petition, or lawsuit, either individually or collectively, for any claim released pursuant to this agreement against the Releasees, except to enforce this Agreement. Employee agrees that if Employee breaches this Agreement and files a complaint, petition, or lawsuit, Employee shall be liable for any and all expenses incurred by the person or entity who defends the action, including reasonable attorney’s fees.  Notwithstanding the foregoing, nothing in this Agreement prevents Employee from exercising any rights that cannot be lawfully waived or restricted.

g.

Employee agrees that, for twelve (12) months after the Effective Date, Employee will, upon request from SN or the Company, reasonably cooperate (taking into account his personal and professional commitments) in connection with (a) any existing or future actual or threatened investigation or legal action (including but not limited to any lawsuits, administrative actions, or arbitrations) involving SN or the Company, whether civil or criminal in nature, and (b) the transition of Employee’s knowledge, duties, and responsibilities in connection with the termination of his employment.  The Company agrees to reimburse Employee for all of Employee’s out-of-pocket travel expenses reasonably incurred in connection with Employee’s cooperation hereunder.

h.

To provide the Company contemporaneously herewith (or prior to the Effective Date) a complete and accurate list (to the best of Employee’s good faith recollection after reasonable diligence, including review of Employee’s phone logs) of all bond holders, directors, analysts, institutional investors, equity holders, companies, and private equity or hedge funds with whom Employee has communicated regarding SN, the Company and other Sanchez Entities between (and including the dates of) October 12, 2018 and the Effective Date. Should the Company have questions about the nature of any of the communications the Employee agrees to fully disclose, to the best of his recollection after reasonable diligence (as set forth above), the content and nature of all such communications.

3.

Termination Date.  The Employee’s employment will be deemed to have terminated and Employee will be deemed to have voluntarily resigned from any and all positions held with SN, the Company, or any of the Sanchez Entities as of the Effective Date.

4.

Return of Company Property.  On or before the Effective Date, Employee agrees to return to SN, the Company or the other appropriate Sanchez Entity, as applicable, all property (including all Confidential Information) belonging to SN, the Company, any other Sanchez Entity or their affiliates that Employee may possess, or that Employee has possessed but has provided to a third party, including but not limited to, all computers, PDAs, vehicles (if applicable), equipment, security passes, credit cards, originals and copies of documents, files, memoranda, notes, computer-readable information (maintained on disk or in any other form) and video or tape recordings of any kind other than personal materials relating solely to the Employee.  Employee has not and will not retain, distribute, or cause to be distributed, any original or duplicates of any such property specified in this paragraph.

5.

Trade Secrets and Confidential Information. Employee acknowledges that he has held positions of trust and confidence with SN, the Company and other Sanchez Entities, and that during the course of his employment, he has received or been exposed to Confidential Information of the Company, SN,  SP Capital Holdings, LLC (“SP Capital”) and Sanchez Midstream Partners LP (“SNMP,” and collectively with SN, SP Capital and the Company and their respective direct and indirect subsidiaries, the “Sanchez Entities” and each a “Sanchez Entity”) and their customers, vendors, suppliers and/or licensors (collectively with the Sanchez Entities the “Protected Parties”). “Confidential Information” includes both information disclosed by the Protected Parties to Employee and information developed or learned by Employee during the course of his employment or affiliation with SN, the Company and the other Sanchez Entities. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of SN, the Company or any other Sanchez Entities, whether or not such information is identified as Confidential Information. By example, and without limitation, Confidential Information includes any and all nonpublic information, confidential information, proprietary information, know-how, trade secrets, financial information, seismic, geological and geophysical data, production or throughput reports, reserve reports, well logs or other sensitive information (whether in oral, written, electronic or any other form) concerning any of the Protected Parties, including by way of illustration, but not limitation, any and all information relating to the business, properties, assets, apparatus, equipment, operations, strategies, policies, procedures, organization, processes, personal information (including personal or private information about any current or former employees, directors, members, owners, officers, agents, business associates or representatives of any of the Protected Parties), business developments, investment or business arrangements, negotiations, prospective or existing commercial agreements, costs, revenues, research, valuations, valuation models or analyses, profits, tax or financial structure, financial positions, financial models, financial results or analyses, other financial affairs, actual or proposed opportunities, transactions or investments, assets, current or prospective suppliers, customers, vendors, current or prospective supplier or customer lists, internal controls, security procedures, contingencies, marketing plans, databases, pricing, philosophies, techniques, risk management, work product, methods of operation, computer programs, passwords, information technology infrastructure, products, services, systems, development, designs and specifications, engineering, inventions, or any other information, documents or materials that may be identified as confidential or proprietary, or which would otherwise appear to a reasonable person to be confidential or proprietary, or which is under a third party confidentiality obligation.  Confidential Information shall not include any information that is generally known to the public or is publicly available other than as a result of Employee’s breach of this covenant.

As a material inducement to the Company and SN to enter this Agreement, Employee agrees that he shall not, at any time, directly or indirectly, use, disclose, exploit, remove, copy or make available to any other Person (as defined below) any Confidential Information, including for his own personal use or advantage or the use or advantage of any Person.  Except as required by law, a court or administrative order, or a subpoena, Employee will hold in the strictest confidence and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information.  Employee acknowledges and agrees that all property, Confidential Information and any other materials in any form (whether paper, electronic or otherwise and all copies thereof) relating or belonging to any of the Protected Parties, created by Employee or coming into Employee’s possession, custody or control are the sole property of the Protected Parties.  As used herein, “Person” means any individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, partnership or any other legal entity.

6.

Confidentiality of Terms of Agreement.  As an additional material inducement to the Company and SN to enter this Agreement, Employee agrees to keep the terms of the Agreement confidential and will not disclose the provisions hereof to anyone except Employee’s attorney(s) and tax advisor(s) or except as required by law.  Any further disclosure by Employee, other than as authorized above, shall constitute a breach of this Agreement. Employee acknowledges that SN, the Company or other Sanchez Entities may be required to make certain public disclosures related to the Employee’s termination and that such disclosures would not be a violation of this Agreement or any other obligation owed to the Employee.

7.

Non-Disparagement.  Employee, and SN and the Company, agree not to directly or indirectly make negative, derogatory, critical, damaging, or Disparaging Remarks to any person about the other, the Releasees, Employee’s employment with the Company, or the events which led to this Agreement, and agree that they will not speak publicly to the media or anyone else, individually or through their legal or other representatives, about these matters or this Agreement (except that SN will comply with SEC notice and filing requirements in connection with the termination of Employee’s employment). “Disparaging Remarks” are those that impugn the character, honesty, integrity, morality or business acumen or abilities of the individual or entity being or otherwise harm their business reputation or ability to conduct business.

The parties acknowledge that (1) compliance with the above restrictions are reasonable and necessary to protect the legitimate business interests and goodwill of Employee and the Releasees, and (2) a breach of these obligations will result in irreparable and continuing damage to Employee or the Releasees, as applicable, for which money damages may not provide adequate relief.  Consequently, Employee, SN and the Company agree that, in the event one of them breaches or threatens to breach the above restrictions, the party that is the subject of the breach shall be entitled to both (1) a temporary restraining order and injunctive relief to prevent the continuation of harm, without the necessity of establishing irreparable harm, and (2) money damages insofar as they can be determined, as well as attorneys’ fees, costs, and expenses.  Nothing in this Agreement shall be construed to prohibit Employee or any of the Releasees from also pursuing any other remedy.

8.

Clawback Provisions.  In addition to any other remedies which may be available to SN, the Company or any Sanchez Entity, the one million dollars provided pursuant to Section 1(i) of this Agreement must be immediately paid in full by the Employee to the Company if he intentionally, knowingly, or recklessly breaches any material obligation under this Agreement including, but not limited to, those contained in Section 2, Section 4, Section 5, and Section 7.  In the event there is a claim asserted for repayment pursuant to this Section 8, the prevailing party shall be entitled to recover the attorneys’ fees and costs incurred in connection with same.

9.	Knowing and Voluntary Execution. Employee understands and agrees that he:
b.

is not waiving any rights or claims under the ADEA or that may arise after the Effective Date, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act, as amended;

c.	has carefully read and fully understands all of the provisions of this Agreement;
d.	knowingly and voluntarily agrees to all of the terms set forth in this Agreement and to be bound by this Agreement;
e.	is hereby advised in writing to consult with an attorney and tax advisor of Employee’s choice prior to executing this Agreement, and has had the opportunity and sufficient time to seek such advice;
f.	is releasing the Company from any and all claims Employee may have against the Company and the other Sanchez Entities arising on or before the Effective Date, including claims arising under the ADEA;
g.	may take up to (21) days to consider whether Employee desires to execute this Agreement; and
h.

has a period of seven (7) days after executing this Agreement to revoke and that any such revocation must be in writing and delivered, prior to expiration of the seven-day revocation period, to Mark W. Clarke, Director, Human Resources, at 1000 Main, Suite 3000, Houston, Texas 77002.

10.

No Admission of Liability.  This Agreement and any payment hereunder shall not in any way be construed as an admission by any Releasees of any improper actions or liability whatsoever as to Employee or any other person, and SN, the Company and each other Sanchez Entity specifically disclaims any liability to or improper actions against Employee or any other person, on the part of itself, its employees or its agents.  This Agreement and any consideration given by Employee hereunder shall not in any way be construed as an admission by Employee of any improper actions or liability whatsoever by Employee, which Employee specifically disclaims and denies.

11.

Ownership of Claims.  Employee warrants that he is the owner of his claims and causes of actions and further warrants that Employee has not assigned any portion of part thereof to any person, firm or corporation or any other association of any kind or character.

12.

Responsibility for Taxes.  Employee is solely responsible for payment of any and all taxes owed by him as a result of consideration paid pursuant to this Agreement, and employee acknowledges that Employee has not relied on any representation from the Company or any other Sanchez Entity related to taxes in connection with Employee’s decision to enter this Agreement.  Employee shall indemnify and hold SN, the Company and the other Sanchez Entities harmless for any and all taxes, penalties, or interest claimed due from Employee by any agency of government for payments made to Employee pursuant to this Agreement, and SN and the Company shall be solely responsible for withholdings, remittances, and reporting required of SN, the Company and/or the other Sanchez Entities in connection with the payments and benefits made pursuant to this Agreement.

13.

Entire Agreement.   This Agreement constitutes the complete agreement made between Employee and the Releasees regarding the subject matter in this Agreement. No change, modification, or waiver of any term or condition in this Agreement shall be valid or binding upon the Company and Employee, unless such change, modification, or waiver is in writing, signed by the Company and the Employee.  Employee has not relied on or been induced by any representation by the Company, except as expressly contained in this Agreement, in connection with Employee’s decision to enter into this Agreement.  The Releasees shall be intended third party beneficiaries of this Agreement.

14.

Communications with Government Agencies.Nothing contained in this Agreement limits the Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General or any other federal, state or local governmental agency or commission (“Government Agencies”).  Further, this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or preceding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or other Sanchez Entities.  This Agreement does not limit Employee’s right to receive an award from a Government Agency for information provided to any Government Agencies.  However, Employee agrees that he has waived any right to recover monetary damages or other personal relief, where such rights can be lawfully waived, from the Releasees in any action filed by Employee or by anyone else on Employee’s behalf.

Employee acknowledges that Employee has been notified, in accordance with the Defend Trade Secrets Act of 2016, that Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  If Employee files a lawsuit for retaliation against a Releasee for reporting a suspected violation of law, Employee may disclose such Releasee’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

15.

Severability.  Should any court of competent jurisdiction declare any provision of this Agreement to be wholly or partially illegal, invalid, unenforceable, or unreasonable, the offending provision shall be stricken, modified, or amended to the extent that such illegality, invalidity, unenforceability, or unreasonableness is cured, and all remaining provisions shall remain in full force and effect and shall be unaffected by such declaration.

16.

Governing Law and Consent to Venue.  All terms of this Agreement shall be governed and enforced in accordance with the laws of the State of Texas, without regard to conflict of law principles.  The parties agree that any dispute arising out of this Agreement will be litigated solely and exclusively in the state or federal courts of Harris County, Texas.

17.	Acknowledgment of Third Party Beneficiaries. Employee, SN, and the Company acknowledge and agree that the Sanchez Entities are all third party beneficiaries to this Agreement.

[Signatures on Following Page]

PLEASE READ CAREFULLY.  THIS CONFIDENTIAL SEPARATION AND GENERAL RELEASE AGREEMENT INCLUDES A GENERAL RELEASE OF ALL CLAIMS AGAINST THE COMPANY AND THE RELEASEES, INCLUDING THOSE ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION THEREOF AND ALL CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

IN WITNESS WHEREOF, the parties hereto have entered into this Confidential Separation Agreement and General Release as of the Effective Date.

Employee:

Howard Thill
Effective Date:

Sanchez Oil & Gas Corporation

Greg Kopel
Title:	Senior Vice President and General Counsel
Date:

Sanchez Energy Corporation

Greg Kopel
Title:	Senior Vice President and General Counsel
Date: